EXHIBIT 5.1

August 11, 2011

America’s Suppliers, Inc.
7575 E. Redfield Road Suite 201
Scottsdale, Arizona 85260
Attn:  Marc Joseph and Michael Moore

Re:	Registration Statement on Form S-8 America’s Suppliers, Inc., Common Stock, $0.001 par value per share

Ladies and Gentlemen:

We have acted as counsel to America’s Suppliers, Inc., a Delaware corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission on Form S-8 of 2,000,000 shares of the Company’s common stock, par value $0.001 (the “Shares”), which may be issued pursuant to the Company’s 2009 Long-Term Incentive Compensation Plan (the “Plan”).  In connection with this registration, we have reviewed the proceedings of the board of directors of the Company relating to the approval of the Plan and the registration and the issuance of the Shares, the Company’s Certificate of Incorporation and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized by all necessary corporate action, and when issued and sold by the Company against payment therefore pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.  We are expressing our opinion only as to matters of the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws.  We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm in the registration statement.

Very truly yours, /s/ Snell & Wilmer L.L.P.